Exhibit 99.1

Opiant Pharmaceuticals Announces First Quarter 2020 Financial Results and Corporate Update

SANTA MONICA, Calif., May 12, 2020 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three months ended March 31, 2020, and provided a corporate update. Recent highlights include:

•	Strong financial position:

o	Q1 2020 revenues of $4.3 million driven by NARCAN® Nasal Spray (“NARCAN®”) royalties of $4.2 million, an increase of 12 percent year-over-year

o	Projected royalties for the full-year 2020 of approximately $26.2 million, reiterated based on Emergent BioSolutions Inc. (“EBS”) revenue guidance for NARCAN®

o	Cash and cash equivalents of $32.2 million and no debt as of March 31, 2020

•	Update on submission of a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for Opiant’s lead development program, OPNT003, nasal nalmefene, for opioid overdose:

o	FDA removed its clinical hold on OPNT003, allowing Opiant to proceed with pharmacokinetic (“PK”) study

o	Reached agreement with the FDA on the design of a pharmacodynamic (“PD”) study in healthy volunteers to support the OPNT003 NDA application

o	OPNT003 development program impacted by prolonged COVID-19 related travel restrictions on manufacturing equipment engineers in Europe

o	Opiant now expects to file an NDA in early 2021

•	Executed a cooperative research and development agreement with the National Center for Advancing Translational Sciences (“NCATS”) to formulate OPNT004 for human studies in Acute Cannabinoid Overdose

•	Paused initiation of recruitment for planned Phase 2 study of OPNT002 for Alcohol Use Disorder due to ongoing COVID-19 global health pandemic

“These results highlight our unique position: cash-strong, no debt, and with an increasing royalty stream from sales of NARCAN® supporting our robust pipeline across multiple compelling therapy areas in addiction and overdose,” said Roger Crystal, M.D., President and Chief Executive Officer of Opiant. “We also have the financial support and collaboration of multiple government agencies, including the National Institute on Drug Abuse (“NIDA”), NCATS, and the Biomedical Advanced Research and Development Authority (“BARDA”).”

Speaking about OPNT003, Dr. Crystal added: "We are pleased that the FDA has removed its clinical hold on OPNT003 for opioid overdose reversal. As we previously reported in January, the FDA placed our development of OPNT003 on hold as it reviewed certain characteristics of the intranasal delivery device. After reviewing our response, the FDA removed its clinical hold based on our agreement to amend slightly our PK study protocol. Therefore, we can move

Exhibit 99.1

forward with our study as soon as feasible. Separately, we have agreed with the FDA on the design of a short PD study in healthy volunteers that we believe will enhance the clinical profile of OPNT003. As we progress towards our regulatory filing for OPNT003, we are also having to factor into our timeline the impact of prolonged COVID-19 related travel restrictions on our equipment engineers in Europe. Based on these collective modifications to our OPNT003 development program, our NDA filing is now likely to occur in early 2021.”

David O’Toole, Chief Financial Officer of Opiant, said: “We are well-positioned financially with significant cash, no debt and no need to access government programs in the United States or United Kingdom for COVID-19-related financial assistance or relief. Our pipeline investments and overall financial position continue to benefit from a resilient stream of revenue from the sales of NARCAN®.”

First quarter 2020 results

For the three months ended March 31, 2020, Opiant recorded approximately $4.3 million in revenue, compared to approximately $5.4 million during the corresponding period of 2019. The first quarter of 2019 included $1.7 million in revenue from the NIDA grant and the contract from BARDA. For the three months ended March 31, 2020, we recorded approximately $4.2 million of revenue from our license agreement with EBS for the sale of NARCAN®, compared to approximately $3.7 million in the same period of 2019. First-quarter 2020 sales of NARCAN® were approximately $72.2 million, as reported by EBS.

General and administrative expenses for the quarter were approximately $2.6 million, compared to approximately $3.4 million for the same period of 2019. The $0.8 million decrease is primarily attributable to a decrease in stock-based compensation and legal expenses.

Research and development expenses were approximately $1.4 million, as compared to approximately $3.6 million in the first three months of 2019. The $2.2 million decrease was primarily attributable to a reduction in third-party clinical trial and development expense.

Sales and marketing expenses were approximately $1.1 million, compared to none during the first three months in 2019. As Opiant continues to advance OPNT003 towards potential market approval, we anticipate that our sales and marketing expenses will increase in several areas to support the development of a commercial platform that would allow Opiant to potentially commercialize OPNT003, as well as future pipeline products.

Royalty expense for the first quarter was approximately $0.9 million due for payments to Net Profit Partners for the royalties received from the net sales of NARCAN®.

Net loss for the first quarter was approximately $1.7 million, or a loss of $0.40 per basic and diluted share, compared to a net loss of approximately $1.7 million, or a loss of $0.44 per basic and diluted share, for the comparable period of 2019.

As of March 31, 2020, Opiant had cash and cash equivalents of $32.2 million, compared to approximately $31 million at December 31, 2019. The current cash balance does not include the full impact of the NIDA grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.

Exhibit 99.1

Conference Call Details:
Tuesday, May 12th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13702897
Webcast:            http://public.viavid.com/index.php?id=139556

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:
Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@optiant.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 430-7576

Exhibit 99.1

Exhibit 99.1